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EXHIBIT 11

                              CONSULIER ENGINEERING, INC.

                            COMPUTATION OF EARNINGS PER SHARE

                                                    1996              1995
                                                 ----------        ----------
Primary and Fully Diluted:

   Net income                                    $1,210,841        $  942,403
                                                 ==========        ==========

  Shares used in computation:

    Weighted average number of
      common shares outstanding                   2,500,764         2,517,056

    Common stock equivalents
      from assumed issuances
      using treasury stock
      method -
        Stock options and
         warrants                                    17,946           147,375
                                                 ----------        ----------

    Total                                         2,518,710         2,664,431
                                                 ==========        ==========

Net income per share:

    Net income per share                         $      .48        $      .35
                                                 ==========        ==========



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